UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D .C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )
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NationsHealth, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1
SUMMARY COMPENSATION TABLE
ALL OTHER COMPENSATION TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE - 2007
DIRECTOR COMPENSATION TABLE

NationsHealth, Inc.
13630 NW 8th Street, Suite 210
Sunrise, FL 33325
(954) 903-5000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 26, 2008
     The 2008 Annual Meeting of Stockholders of NationsHealth, Inc., a Delaware corporation (“NationsHealth” or the “Company”), will be held at the Company’s headquarters located at 13630 N.W. 8th Street, Suite 210, Sunrise, Florida, 33325 at 9:00 a.m., local time, on Thursday, June 26, 2008 for the following purposes:
1.	To elect four Class I directors to serve until the 2011 Annual Meeting of Stockholders.
2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.
     The Board of Directors has fixed the close of business on May 23, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting, or any adjournment thereof. Your attention is directed to the attached proxy statement for more complete information regarding the matter to be acted upon at the meeting.
     It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.
By order of the Board of Directors,
Joshua B. Weingard
Secretary
Sunrise, Florida
May 29, 2008

NATIONSHEALTH, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
June 26, 2008

     The Board of Directors (the “Board”) of NationsHealth, Inc. (“NationsHealth,” the “Company,” “we,” “us” or “our”) is soliciting your proxy with the enclosed proxy card for use at the 2008 Annual Meeting of Stockholders of NationsHealth, Inc. to be held at the Company’s headquarters located at 13630 N.W. 8th Street, Suite 210, Sunrise, Florida, 33325, at 9:00 a.m., local time, on Thursday, June 26, 2008, and at any adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is June 2, 2008.
GENERAL INFORMATION ABOUT VOTING
What is the purpose of the Annual Meeting?
     At the Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, as well as any other matters which may properly be brought before the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
     Stockholders of record of NationsHealth common stock, par value $0.0001 per share (“Common Stock”), at the close of business on May 23, 2008 (the “Record Date”) may vote at the Annual Meeting. As of the Record Date, 29,110,722 shares of Common Stock were outstanding and, thus, are eligible to vote at the Annual Meeting. You are entitled to one vote for each share of Common Stock that you held on the Record Date.
Who can attend the Annual Meeting?
     All stockholders of Common Stock as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Registration will begin at 8:00 a.m., and seating will begin at 8:30 a.m. If you attend the Annual Meeting, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.
     Please also note that if you hold your shares in “street name,” then you will need to bring a copy of a brokerage or other similar statement reflecting your ownership of shares of Common Stock as of the Record Date and check in at the registration desk at the Annual Meeting.
What is the difference between a stockholder of record and a “street name” holder?
     If your shares are registered directly in your name with the Company’s stock transfer agent, then you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of these shares, but not the stockholder of record, and your shares are held in “street name.”
What constitutes a quorum?
     A quorum of stockholders is required in order to transact business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of shares of Common Stock representing a majority of the shares of Common Stock outstanding on the Record Date and entitled to vote at the Annual Meeting will constitute a quorum, permitting the conduct of business at the Annual Meeting. As of the Record Date, 29,110,722 shares of Common Stock were outstanding and, thus, the presence, in person or by proxy, of holders of at least 14,555,362 shares will be required to establish a quorum.

How do I vote my shares?
     If you are a stockholder of record, you can give a proxy to be voted at the Annual Meeting by mailing in the enclosed proxy card.
     If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker, bank or other nominee. Your broker, bank or other nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares.
Can I vote my shares in person at the Annual Meeting?
     If you are a stockholder of record, you may vote your shares in person at the Annual Meeting by completing a ballot at the Annual Meeting.
     If you are a “street name” holder, then you may vote your shares in person at the Annual meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote the shares.
     Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your vote by proxy or by giving instructions to your broker, bank or other nominee, as described above, so that your vote will be counted if you later decide not to attend the Annual Meeting.
What are my choices when voting?
     In the election of directors, you may vote for all nominees, or your vote may be withheld with respect to one or more nominees. The proposal related to the election of directors is described in this proxy statement beginning on page 3.
What is the Board’s recommendation?
     The Board of Directors recommends a vote “FOR” all of the nominees for director.
What if I do not specify how I want my shares voted?
     If you mail in your proxy card but do not specify on your proxy card how you want to vote your shares, we will vote them “FOR” all of the nominees for director.
Can I change my vote?
     Yes. You can revoke your proxy at any time before it is exercised in any of three ways:
•	by submitting written notice of revocation to NationsHealth, Attention: Joshua B. Weingard, Secretary;

•	by submitting another proxy by mail that is dated later and is properly signed to NationsHealth, Attention: Joshua B. Weingard, Secretary; or

•	if you are a stockholder of record, by voting in person at the Annual Meeting.
What vote is required for a proposal to be approved?
     For the election of directors, the affirmative vote of a plurality of the votes cast at the Annual Meeting is required. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.
     If you hold your shares in “street name” through a broker, bank or other nominee, whether the broker, bank or other nominee may vote your shares in its discretion depends on the proposals before the Annual Meeting. Your broker, bank or other nominee may vote your shares in its discretion on “routine matters.” The election of directors is a routine matter on which brokers, banks and other nominees will be permitted to vote your shares if no voting instructions are furnished.
     RGGPLS, LLC, the beneficial owner of 57.65% of Common Stock outstanding as of the Record Date, has advised NationsHealth that it will vote all shares of Common Stock held by it in favor of all of the nominees for director. If any nominee is unable to serve, which the Board has no reason to expect, RGGPLS, LLC has advised NationsHealth that it will vote all shares of Common Stock held by it for the other named nominees and for the person, if any, who is designated by the Board to replace such nominee. Accordingly, assuming RGGPLS, LLC does in fact vote all shares of Common Stock held by it in favor of each nominee for director or any substitute nominee designated by the Board, the election of the nominees to the Board who have been nominated by the Board is assured.
Are there any other matters to be acted upon at the Annual Meeting?
     We do not know of any other matters to be presented or acted upon at the Annual Meeting. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.
Can I vote by Internet or telephone?
     If your shares are held in “street name,” you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. proxy services (“Broadridge”) online program. This program provides eligible stockholders who receive a paper copy of the annual report and proxy statement the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide voting instructions. The Internet and telephone voting facilities will close at 11:59 PM ET on June 25, 2008. Stockholders who vote through the Internet or telephone should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who vote by Internet or telephone need not return a proxy card by mail. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed postage paid envelope provided.
PROPOSAL 1
ELECTION OF DIRECTORS
     Our Board currently is comprised of twelve members. Under our charter, our Board is divided into three classes, with each class having as nearly equal number of directors as possible. The term of one class expires at each annual meeting of stockholders, with their successors being subsequently elected to a three year term at such meeting of stockholders. At the 2008 Annual Meeting, four Class I Directors will be elected, each to hold office for a three-year term and until their successors are elected and qualified. Our Board has nominated Mark H. Rachesky, M.D., Gary D. Small, D.P.M., Raymond N. Steinman and Michael D. Tabris for reelection as Class I Directors at the 2008 Annual Meeting. Each has consented to serve, if elected. If any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board.
Nominees for Director
     The following table contains certain information as of the Record Date about the nominees for Class I Director and current directors whose term will continue after the 2008 Annual Meeting.

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since

Nomination for Class I Directors
(term will expire 2011)

Gary D. Small, D.P.M. Age: 44	Gary D. Small, D.P.M. is a practitioner and teacher of podiatric medicine. Dr. Small was named the director of podiatric medical education at Larkin	August 2004

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since
Community Hospital in Miami, Florida in 1998 and continues to serve in that capacity. He has been a member of the clinical faculty of the Barry University School of Podiatric Medicine since 1995. Dr. Small, an active member of the Dade County Podiatric Medical Association, has served as that organization’s president, vice president, treasurer and secretary. Dr. Small received a B.S. in zoology from the University of Florida and a D.P.M. from the Barry University School of Podiatric Medicine. He is certified in podiatric medicine and surgery and is a diplomate of the American Board of Podiatric Surgery.

Michael D. Tabris Age: 70	Michael D. Tabris is a retired public relations executive and practitioner with over 40 years of experience focused primarily on corporate communications. From 1992 to 2003, Mr. Tabris was a public relations consultant. From 1990 to 1991, Mr. Tabris was Vice President of public affairs for The Greater Cleveland Hospital Association. From 1987 to 1989, Mr. Tabris was Vice President of corporate affairs of Mack Truck. From 1985 to 1987, Mr. Tabris was Corporate Director of Public Affairs for Phillip Morris Companies, Inc. From 1979 to 1985, he served as corporate director of communications and government affairs at Occidental Chemical Corporation. From 1968 to 1979, he served as Director of Public Relations and customer communications for Celanese Fibers Marketing Company. From 1961 to 1968, Mr. Tabris had responsibilities over internal and then external communications for United Parcel Service. Mr. Tabris received a B.S. in journalism, public relations and marketing from New York University and continues to serve as a member of the Public Relations Society of America. Mr. Tabris is the father-in-law of Lewis Stone, our Executive Vice President of Corporate Development and a director.	August 2004

Raymond N. Steinman Age: 44	Raymond N. Steinman has been president of Bralco Group, a marketing and event consulting firm, since December 2004. From February 2004 to December 2004, Mr. Steinman served as Vice President of Music and Live Entertainment for Five Star Productions, one of the country’s largest independent television, film and special event companies. Prior to holding this position, Mr. Steinman was a vice president with Clear Results Productions, a subsidiary of Clear Channel Communications Worldwide, from 1998 until 2004. Mr. Steinman received a B.S. in engineering from the University of South Florida in 1987.	August 2004

Mark H. Rachesky, M.D. Age: 49	Mark H. Rachesky, M.D., is a co-founder and the President of MHR Fund Management LLC (founded in 1996) and affiliates, investment managers of various private investment funds that invest in distressed and deeply undervalued middle-market companies. Dr. Rachesky currently serves as the Non-Executive Chairman of the Board of Leap Wireless International, Inc., a wireless communications company, Loral Space and Communications, Inc., a satellite communications company, and Telesat Canada, a satellite communications company. Dr. Rachesky also serves on the board of directors of Neose Technologies, Inc. and Emisphere Technologies, Inc., both biopharmaceutical companies. Dr. Rachesky holds an M.B.A. from the Stanford University School of Business, an M.D. from the Stanford University School of Medicine, and a B.A. from the University of Pennsylvania.	October 2005

Class II Directors Continuing in Office
(present term expires 2009)

Lewis P. Stone Age: 47	Lewis P. Stone has served as our Executive Vice President of Corporate Development since May 29, 2008 and served as our President and Chief Information Officer from August 31, 2004 to May 29, 2008. Prior to that date, Mr. Stone served as the Chief Information Officer and a preferred member representative of NationsHealth Holdings, LLC. In July 2001, Mr. Stone	August 2004

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since
founded United States Pharmaceutical Group, L.L.C. with Dr. Parker and Robert Gregg. In October 1998, Mr. Stone founded ParkStone Medical Info Systems, Inc. with Dr. Parker, where he served as Chief Technology Officer until June 2001. From 1997 to 1998, Mr. Stone served as a software consultant at Maxim Group, Inc., a consultancy firm. In 1987, Mr. Stone co-founded BrownStone Solutions, an enterprise software company, where he served as President and software architect until 1996. BrownStone Solutions was acquired by Platinum Technology, Inc. in 1995. Between 1982 and 1986, Mr. Stone was a consultant in Andersen Consulting’s Advanced Systems Group. Mr. Stone received a B.S. in Computer and Systems Engineering from Rensselaer Polytechnic Institute in 1982. Mr. Stone is the son-in-law of Michael Tabris, a director of the Company.

Don K. Rice Age: 59	Don K. Rice is a co-founder and the managing partner of Rice Sangalis Toole & Wilson (formed in 1991) and Capital Point Partners (founded in 2005), privately held firms that invest primarily in the subordinated debt of middle market companies located throughout the United States. Mr. Rice also serves as Chairman of the Board and Chief Executive Officer of Ascend Acquisition Corporation, a publicly-traded special purpose acquisition company and on the boards of directors of Mrs. Fields Famous Brands, LLC, a franchisor in the premium snack food industry and Westaff, Inc., a global staffing company. Prior to forming Rice Sangalis Toole & Wilson and Capital Point Partners, Mr. Rice was President and Chief Executive Officer of First Texas Merchant Banking Group, a firm that specialized in providing subordinated debt financing. Previously, Mr. Rice was a Vice President of PruCapital, Inc., an investment subsidiary of The Prudential Insurance Company of America. Mr. Rice received a B.B.A. and M.B.A. from the University of Texas.	April 2003

Richard R. Howard Age: 59	Richard R. Howard has been a principal of BLH Strategies LLC, a business consulting firm, since January 2003. Mr. Howard served as President of Flagship Healthcare Management, Inc., a healthcare company now named Flagship Global Health, Inc., from June 2004 to August 2005 and has served as a director since November 2004. Mr. Howard is a retired Vice Chairman of Genesis Healthcare Ventures, now Genesis Healthcare, Inc. At Genesis, Mr. Howard was responsible for Genesis ElderCare’s five regional operations, plus clinical practice, real estate and property management. Prior to becoming Vice Chairman in 1998, Mr. Howard served as President and Chief Operating Officer of Genesis. He joined Genesis in 1985 as Vice President of development. Mr. Howard’s experience also includes over ten years in the banking industry. Mr. Howard is a graduate of the Wharton School, University of Pennsylvania, where he received a B.S. degree in Economics in 1971.	August 2004

George F. Raymond Age: 71	George F. Raymond is a private investor and, since 1989, has been President of Buckland LLC, a private consulting company in the information technology industry. He founded Automatic Business Centers, Inc. (“ABC”), a payroll processing company in 1972 and sold the company to CIGNA Corporation in 1983. Mr. Raymond and other members of ABC’s management repurchased ABC in 1986 from CIGNA and sold ABC to Automatic Data Processing Corporation in 1989. Mr. Raymond is a director and serves on the audit committees of the following public companies: BMC Software, Inc. (a software company), and Heartland Payment Systems, Inc. (a credit/debit card processing company). Mr. Raymond received a B.B.A. in accounting from the University of Massachusetts in 1959 and was licensed as a certified public accountant in 1965.	August 2004

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since
Class III Directors Continuing in Office
(present term expires 2010)

Arthur Spector Age: 67	Arthur Spector currently serves as our Chairman of the Board. Prior to August 31, 2004, Mr. Spector was the Chairman of the Board, Chief Executive Officer and President of Millstream Acquisition Corporation from its inception in April 2003. Mr. Spector has served as Deputy Chairman of AMG Advanced Metallurgical Group, N.V. (“AMG”), a global specialty metals company since November 2006. AMG has traded on the NYSE Euronext Amsterdam since July 2007. Mr. Spector served as Chief Executive Officer and Chairman of the Board of Millstream II Acquisition Corp., a special purpose acquisition company, from its inception in September 2004 until its dissolution in April 2007. Since 1997, Mr. Spector has served as managing director of Safeguard International Fund, L.P., an international private equity fund. Mr. Spector also serves as a director and officer of several portfolio companies of Safeguard International. Mr. Spector has been Vice Chairman and a director of Timminco, Inc., a public specialty metals company, since 2004. Mr. Spector received a B.S. from the Wharton School of Finance at the University of Pennsylvania and a J.D. from the University of Pennsylvania Law School.	April 2003

Glenn M. Parker, M.D. Age: 44	Glenn M. Parker, M.D. has served as our Chief Executive Officer since August 31, 2004. Prior to that date, Dr. Parker was the Chief Executive Officer and a preferred member representative of NationsHealth Holdings, LLC since its formation. In July 2001, Dr. Parker founded United States Pharmaceutical Group, L.L.C. with Robert Gregg and Lewis P. Stone. In October 1998, Dr. Parker founded ParkStone Medical Info Systems, Inc., a healthcare technology company, with Mr. Stone, where he served as Chief Executive Officer until June 2000. From September 1996 to October 1998, Dr. Parker practiced as a physician at Sussman, Staller and Parker. Dr. Parker is licensed as a medical doctor by the Florida Department of Health. Dr. Parker received a B.S. from the University of Florida in 1986 and an M.D. from the New York Medical College in 1993.	August 2004

Elliot F. Hahn, Ph.D Age: 63	Elliot F. Hahn, Ph.D. has served as the Chairman and Chief Executive Officer of Solapharm, Inc., a pharmaceutical company since January 2008 and served as the President from October 2004 until December 2007. He has also served as Chairman of ACCU-BREAK Pharmaceuticals, Inc., a pharmaceutical company, since December 2007 and served as the President since October 2004 until December 2007. Dr. Hahn serves on the board of directors of Pharmasset, Inc., a pharmaceutical company. Dr. Hahn co-founded Andrx Corporation and was Chairman Emeritus and a director of Andrx when Andrx merged with Watson Pharmaceuticals, Inc. in November 2006. Dr. Hahn was President of Andrx from 1993 until 2003, served as Chairman of the Board from 2002-2003 and as acting CEO from 2001-2002. From June 1990 until February 1993, Dr. Hahn was Vice President for Scientific Affairs of IVAX Corporation. Prior to that, he was Vice President of Research at the pharmaceutical subsidiary of IVAX. Before joining IVAX, Dr. Hahn was an associate professor at The Rockefeller University, as assistant professor at Albert Einstein College of Medicine, and a member of the Institute for Steroid Research at Montefiore Hospital, all in New York City. Dr. Hahn received a Ph.D. in Organic Chemistry from Cornell University. Dr. Hahn received a B.S. with Honors in Chemistry from the City College of New York. Dr. Hahn has authored over 60 peer-reviewed scientific publications.	August 2004

Timothy Fairbanks Age: 34	Timothy Fairbanks has served as our Chief Operating Officer since May 15, 2008 and served as our Executive Vice President and Chief Financial Officer from August 31, 2004 to May 14, 2008. Prior to that date, Mr. Fairbanks served as the Chief Financial Officer of NationsHealth Holdings, LLC since	August 2004

	Business Experience During Past Five Years	Director
Name and Age	and Other Directorships	Since
May 2004 and has been the head of finance at NationsHealth since November 2002. From 1999 to 2001, Mr. Fairbanks was Vice President in the finance department of PrintSource U.S.A., a commercial printing consolidation company. From 1996 to 1999, Mr. Fairbanks was responsible for various financial aspects of Republic Industries/Republic Services Group. Mr. Fairbanks received a B.S. in Finance from Florida Atlantic University in 1996.
Corporate Governance
     During 2007 and until May 1, 2008, our Common Stock was listed on the NASDAQ Capital Market. On May 1, 2008, our Common Stock was delisted from the NASDAQ Capital Market and began being quoted on the OTC Bulletin Board (OTCBB). Unlike the NASDAQ Capital Market, the OTCBB does not require that we comply with certain corporate governance requirements, including, without limitation, those relating to independent directors. While we currently continue to comply with the independence requirements of the NASDAQ Capital Market, we are no longer required to do so and there is no assurance that we will continue to do so in the future.
     Independence. Our Board has determined that four of the current directors, Don K. Rice, Richard R. Howard, George F. Raymond and Elliot F. Hahn, Ph.D., are independent directors as defined by applicable NASDAQ Capital Market standards governing the independence of directors.
     Board Meetings and Committees. Our Board held 15 meetings during 2007 and executed two unanimous consents in lieu of meetings. Except for Dr. Rachesky and Mr. Small, each of the directors then in office attended at least 75% in the aggregate of all meetings of the Board and all meetings of the committees of the Board on which such director then served. While nominees for election as directors in a given year are encouraged to attend the annual meeting of stockholders, we do not have a policy with regard to other Board members’ attendance at annual meetings. Except for Dr. Rachesky and Messrs. Small and Steinman, all members of the Board attended our 2007 Annual Meeting of Stockholders. Our Board has two standing committees: the Audit Committee and the Compensation Committee.
     Executive Sessions. We hold regular executive sessions in which non-management directors meet without management participation.
     Stockholder Communications. Any stockholder wishing to communicate with our Board, a particular director or any committee of the Board may do so by sending written correspondence to the Company’s principal executive office, attention Joshua Weingard, Chief Legal Officer and Secretary. All such communications will be delivered to the Board or the applicable director or committee chair.
     Director Nominations. The Company is a “controlled company” within the meaning of NASDAQ Marketplace Rule 4350(c). RGGPLS, LLC’s beneficial ownership of a majority of the Company’s Common Stock is the basis for the determination that the Company is a “controlled company.” Because we are a controlled company, the Board has not established a separate nominating committee, adopted formal rules governing director nominations or set specific, minimum qualifications that must be met by director candidates. The nominees for Class I Directors to be voted upon at the 2008 Annual Meeting were unanimously recommended by the Board for submission to our stockholders as nominees for director. Stockholder recommendations relating to future director nominees may be submitted in accordance with the procedures set forth herein under the heading “Stockholder Recommendations for Director Nominations.”
     In March 2004, the Company, RGGPLS Holding, Inc. (the predecessor of RGGPLS, LLC) and Arthur Spector entered into a governance agreement, which was amended and restated in August 2004. Pursuant to the amended and restated governance agreement, subject to certain conditions, RGGPLS, LLC was given the right to designate three nominees for each of Class I, Class II and Class III Directors that are standing for election to the Board, and Mr. Spector was given the right to be the non-executive Chairman of the Board and to designate one nominee for each of Class II and Class III Directors that are standing for election to the Board. Additionally, the Company agreed to include the nominees designated by RGGPLS, LLC and Mr. Spector in the Company’s proxy statement. The currently serving directors designated by RGGPLS, LLC are: Class I — Gary Small, D.P.M., Michael Tabris and Raymond Steinman; Class II – Lewis Stone, Richard Howard and George Raymond; Class III – Glenn Parker, M.D., Elliot Hahn, Ph.D. and Timothy Fairbanks. The currently serving directors designated by Arthur Spector are: Class II – Don Rice and Class III – Arthur Spector.

     In March 2004, the Company, RGGPLS Holding, Inc. and GRH Holdings, L.L.C., entered into a stockholders agreement, which was amended in June 2004. Pursuant to the stockholders agreement, as amended, GRH Holdings, L.L.C. agreed to vote certain shares of Common Stock held by it in the manner directed by RGGPLS, LLC.
     In February 2005, MHR Capital Partners LP and two of its affiliates (collectively, the “Holders”) and the Company, RGGPLS Holding, Inc. and GRH Holdings, L.L.C., entered into a stockholders agreement in connection with the Company’s private placement transaction with the Holders. Pursuant to the stockholders agreement, the Company, RGGPLS, LLC and GRH Holdings, L.L.C. agreed to vote and take all necessary and desirable actions within their control to cause the nomination and election to the Board of a person designated by the Holders (the “MHR Director”), and the Holders agreed to vote up to 1,785,714 shares of Common Stock held by them in the manner directed by RGGPLS, LLC. The Holders requested that the Company designate Dr. Mark H. Rachesky as the MHR Director and, in October 2005, Dr. Rachesky was elected to the Board as a Class I Director.
     Audit Committee Members and Financial Expert. Our Board has established a separately designated standing Audit Committee. The Audit Committee has authority to select and engage our independent auditors and is responsible for reviewing our audited financial statements, accounting processes and reporting systems, and discusses the adequacy of our internal financial controls with our management and our auditors. The Audit Committee also is responsible for overseeing the independence of, and approving all services provided by, our independent auditors.
     The members of the Audit Committee are Don K. Rice, Richard R. Howard and George F. Raymond, who serves as Chairman. Our Board has determined that Mr. Raymond qualifies as an audit committee financial expert under the rules of the Securities and Exchange Commission (“SEC”) and that Messrs. Raymond, Rice and Howard satisfy the independence, financial literacy and expertise requirements as defined by applicable NASDAQ Capital Market standards governing the qualifications of Audit Committee members.
     The Audit Committee held five meetings during 2007. The Audit Committee operates under a written charter adopted by the Board, which can be viewed on our website at www.nationshealth.com. For more information about the Audit Committee, including its audit services pre-approval procedures, see “Report of the Audit Committee” and “Information Concerning Our Auditors” in this proxy statement.
     Compensation Committee. The Compensation Committee, which held eight meetings during 2007 and executed one unanimous consent in lieu of a meeting, determines the compensation to be paid to NationsHealth’s executive officers, including the Chief Executive Officer. The Committee also administers the NationsHealth, Inc. 2004 Incentive Stock Plan and NationsHealth, Inc. 2005 Long-Term Incentive Plan, including the grants of awards under these plans. The Committee consists entirely of independent directors. The members of the Compensation Committee are Elliot F. Hahn, Ph.D., Richard R. Howard and Don K. Rice, who serves as Chairman. The Compensation Committee operates under a written charter adopted by the Board, which can be viewed on our website at www.nationshealth.com.
Code of Ethics
     Our Code of Business Conduct and Ethics, which covers all employees, including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer, is available on our website at www.nationshealth.com in the Investor Relations section, under Corporate Governance.
Compensation Committee Interlocks and Insider Participation
     During the fiscal year ended December 31, 2007, Elliot F. Hahn, Ph.D., Richard R. Howard and Don K. Rice served on the Compensation Committee. No committee member was involved in an interlocking relationship or insider participation with respect to the Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file initial reports of ownership and reports of changes in ownership of our Common Stock and our other equity securities with the SEC. Directors, executive officers and 10% stockholders are required to furnish us with copies of all Section 16(a) reports they file. Based on a review of the copies of such reports furnished to us and written representations from our directors and executive officers that no other reports were required, we believe that our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements applicable to them for the year ended December 31, 2007, except that the repurchase of shares from Bryan Happ, our current Chief Financial Officer and former Chief Accounting Officer, was not filed timely. A Form 4 was subsequently filed related to this transaction.
Certain Relationships and Related Transactions
Review, Approval and Ratification of Transactions with Related Persons
     Reviewing and approving related person transactions is a responsibility included in the Audit Committee’s charter. Accordingly, the Audit Committee reviews and approves transactions in which we were a participant, the amount involved exceeded $120,000 and any of our directors or executive officers, or their immediate family members, had a direct or indirect material interest. When considering a related person transaction, the Audit Committee analyzes, among other factors it deems appropriate, whether such related person transaction was to be for our benefit and upon terms no less favorable to us than if the related person transaction was with an unrelated party. During 2006 and 2007, no related person transaction occurred where this process was not followed.
Transactions with Related Persons
     On February 28, 2005, we closed a private placement transaction with the Holders. Dr. Rachesky, a member of our Board, is a principal of MHR Fund Management LLC, the investment manager of MHR Capital Partners LP. For an aggregate purchase price of $15,000,000, the Holders received $15,000,000 par value in secured convertible notes (the “MHR Notes”) and 1,785,714 shares of our Common Stock. The 1,785,714 shares of our Common Stock were transferred to the Holders by certain of our principal stockholders. The transferring stockholders did not receive any proceeds from this transaction, and we did not issue any additional shares of Common Stock in connection with the transfer to the Holders. In combination with their prior holdings, this transaction resulted in the Holders owning more than 10% of our then-outstanding Common Stock.
     The MHR Notes, which mature on February 28, 2012, have a stated fixed interest rate of 7.75%, payable monthly. The MHR Notes are secured by substantially all our assets, but are subordinated to our credit facility. The MHR Notes may be subordinated to future indebtedness not to exceed $20,000,000 unless we achieve certain performance criteria as specified in the MHR Notes, in which case the amount of senior debt may not exceed $25,000,000. The terms of the MHR Notes allow the Holders, at their discretion, to convert all or part of the MHR Notes into shares of our Common Stock at a conversion price of $6.56 per share, subject to adjustment for anti-dilution, which is limited and capped, as described in the MHR Notes. In addition, the MHR Notes will accelerate to maturity upon the occurrence of a default by us on the MHR Notes.
     The MHR Notes may be redeemed at our option under certain circumstances, and upon a change of control transaction, as defined. If a MHR Note is redeemed at our option other than upon a change of control transaction, the Holders may receive, at their discretion, either (i) the principal amount plus any accrued and unpaid interest of the MHR Notes being redeemed (the “Par Redemption Price”), plus a warrant exercisable for such number of shares of our Common Stock the Holders would have received had the MHR Notes being redeemed been converted immediately prior to such redemption, which warrant shall have an exercise price equal to the conversion price of the MHR Notes in effect immediately prior to issuance of the warrant, and shall expire on February 28, 2012 (a “Redemption Warrant”), or (ii) 110% of the outstanding principal amount of the MHR Notes being redeemed plus any accrued and unpaid interest thereon (the “Premium Redemption Price”). If a Note is redeemed pursuant to a change of control transaction, we may redeem the MHR Notes at the Premium Redemption Price, or if we do not act, the Holders may choose to either receive the Premium Redemption Price or require that the surviving entity assume the obligations of the MHR Notes.
     On February 28, 2010, and from time to time thereafter, we are required to redeem a portion of the MHR Notes at the Par Redemption Price. In addition, upon a redemption by us of our publicly traded warrants which results in the exercise of at least three quarters of the publicly traded warrants outstanding as of the closing date for cash, the Holders shall have the right to require us to repurchase from them shares of Common Stock equal to such number of shares of Common Stock that would be receivable upon conversion of up to an aggregate of $5,000,000 in principal amount of the MHR Notes, at the greater of the market price per share of the Common Stock at such time or $8.50 per share, provided, that in no event shall the aggregate payment for all of such shares exceed 25% of the cash proceeds of the publicly traded warrants exercised pursuant to the warrant redemption. Also, for 30 days following a redemption in which the Holders receive Redemption Warrants, (i) the Holders shall have a right (the “Tax Put Right”) by written notice to us to require us to purchase an amount of shares of Common Stock from the Holders, at the market price per share at such time, that is equal to an amount of up to $5,000,000 in the aggregate for all such redemptions for all Holders of all MHR Notes and (ii) if the amount received by the Holders after exercising its rights up to the maximum aggregate amount pursuant to clause (i) is, when combined with the cash consideration received by the Holders upon redemption of the MHR Notes, still insufficient to pay the income taxes relating to the redemption, the receipt of the Redemption Warrants and the exercise of the Tax Put Right, then, upon receipt of written notice from the Holders of such insufficiency, we shall use commercially reasonable efforts to file a registration statement for all Holders of MHR Notes (regardless of the number of redemptions) as soon as reasonably practicable after such redemption but in any event within thirty (30) days after such redemption and cause such registration statement to be declared effective as soon as practicable after such filing but in any event within sixty (60) days after such filing, failing which the Holders of all MHR Notes shall have an additional Tax Put Right in the amount of up to $2,500,000 in the aggregate for all such redemptions.
     We entered into an agreement with Connecticut General Life Insurance Company (“CIGNA”) on May 4, 2005 to provide services to CIGNA in connection with CIGNA’s Medicare Rx Medicare Part D Prescription Drug Plan. The services provided by NationsHealth to CIGNA under the original agreement encompassed virtually all aspects of the non-claims administration of CIGNA’s Part D plans, including advertising and marketing for the plans, member eligibility and enrollment processing, member service, Centers for Medicare and Medicaid Services (“CMS”) communication and reconciliation, and member billing and premium collection.
     In conjunction with our agreement with CIGNA, on November 4, 2005, CIGNA purchased from us 303,030 shares of our Common Stock for $6.60 per share, or approximately $2,000,000, and we issued to CIGNA warrants to purchase 2,936,450 shares of our Common Stock at $6.60 per share. These 3,239,480 shares, including those shares issuable upon exercise of the warrants, are subject to a registration rights agreement effective November 4, 2005 that, upon notification from CIGNA, would require us to file a registration statement with the SEC seeking registration of the shares.
     On May 26, 2006, we and CIGNA entered into an Amended and Restated Preferred Vendor Agreement (the “Amended and Restated Agreement”). The initial term of the Amended and Restated Agreement was due to expire on December 31, 2009 and would automatically renew for additional one-year periods (an “Additional Period”) unless any party provided to the other party notice to terminate not later than July 1 of any Additional Period or the final year of the Initial Term. The Amended and Restated Agreement was contingent upon the continued award of Part D contracts to CIGNA by CMS.
     On May 1, 2008, we entered into a Second Amended and Restated Preferred Vendor Agreement with CIGNA (the “Second Amendment”). The Second Amendment amends and restates the Amended and Restated Agreement. The Second Amendment extended the term of the agreement through September 30, 2012 and automatically renews for additional one-year periods unless any party provides to the other party notice to terminate not later than July 1 of 2012, or any subsequent renewal year.
     Pursuant to the Second Amendment, and through an anticipated transition date of the end of the first quarter of 2009 (the “Transition Date”), we will continue to provide CIGNA the same member service activities and selected marketing and enrollment services we currently provide (the “Pre-Transition Services”) in connection with CIGNA’s Medicare Rx Medicare Part D Prescription Drug Plan. Following the Transition Date, we will provide more focused member facing services, including telephonic enrollment, member services, grievance management and billing customer service (collectively, the “Post-Transition Services”), but will no longer provide services relating to membership reconciliation, mail room monitoring and document processing, financial reconciliation, premium billing and collection and member correspondence fulfillment. In connection with the Second Amendment, the compensatory terms related to the Pre-Transition Services have been slightly reduced for the period November 2008 through the Transition Date. Furthermore, the compensation related to the Post-Transition Services will be reduced to reflect the reduction in overall services that the Company will provide to CIGNA.
     During 2007 and 2006, we derived revenue of approximately $29,841,000 and $35,140,000, respectively, from our relationship with CIGNA.
     On May 2, 2008, NationsHealth and Robert Gregg, who served as our Chief Operating Officer until October 5, 2005, entered into a Settlement Agreement and General Release (“Settlement Agreement”) related to certain put rights held by Mr. Gregg pursuant to that certain Separation Agreement and General Release dated December 16, 2005 (the “Separation Agreement”). Pursuant to the Settlement Agreement, and as described herein, Mr. Gregg forfeited and released his remaining put right of $2.25 million and shall receive certain payments relating to the put notice he delivered to us on April 4, 2007.
     In connection with the Separation Agreement, Mr. Gregg had the ability to exercise a put right to request that we arrange for the purchase of up to $3,000,000 worth of our Common Stock from Mr. Gregg (the “Put Right”) held by RGGPLS, LLC, the controlling stockholder of NationsHealth, on Mr. Gregg’s behalf, provided that we were not required to purchase more than $1,500,000 worth of such Common Stock in any calendar year. Under certain circumstances, NationsHealth could pay such amounts over a period of up to three years. In lieu of a cash payment, we had the option to register such shares of our Common Stock for sale pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”) or to arrange for the sale of such shares of the stock pursuant to an exemption from the registration requirements under the Act.
     On April 4, 2007, Mr. Gregg partially exercised his Put Right to require us to purchase $750,000 of our Common Stock beneficially owned by Mr. Gregg, representing 500,000 shares based on the closing price of $1.50 per share on the trading day prior to the put notice (the “April 2007 Put”). We notified Mr. Gregg of our intention to cause such shares to be sold, as promptly as was reasonably practicable, pursuant to a registration statement under the Act, or pursuant to an exemption from the registration requirements of the Act. To the extent that these put shares were sold at a price less than the price on the date of the put, we would be required to make a cash payment to Mr. Gregg for such shortfall amount. On July 16, 2007, in connection with RGGPLS, LLC’s transfer to Mr. Gregg of 288,000 shares of our Common Stock (the “July 2007 Transfer”), Mr. Gregg executed an acknowledgement that the proceeds from any sale by him of the 288,000 shares in the open market or to any third party would satisfy a portion of our obligation pursuant to the Put Right. Mr. Gregg sold 275,880 of the 288,000 shares in connection with the July 2007 Transfer for total consideration of $200,616, thereby creating an obligation to us of $213,204 (the “Put Shortfall”), representing the difference between the proceeds for the 275,880 shares which were sold and $1.50 per share.
     As required by the Settlement Agreement and in satisfaction of the Put Shortfall, we paid $129,000 upon execution of the Settlement Agreement and will pay $39,000 on each of June 1, 2008 and July 1, 2008, and $6,203.55 on August 1, 2008. With respect to the 224,120 unsold shares remaining under the April 2007 Put, we shall, on or before September 1, 2008, purchase the shares or arrange for the sale of the shares to a third party. In the event that the sale of the 224,120 shares is below $1.50 per share (the “Subsequent Shortfall”), we shall pay to Mr. Gregg up to $40,000 per month toward the Subsequent Shortfall beginning August 1, 2008 until the Subsequent Shortfall is fully repaid.
     Simultaneous with the execution of the Settlement Agreement, RGGPLS, LLC transferred shares of our Common Stock to certain Gregg-related trust entities (which previously had the pecuniary interest in such shares), in the form of a transfer of 823,135 shares to the Robert Gregg Revocable Trust Dated December 18, 2000 (the “Gregg Revocable Trust”) and 2,748,204 shares to the Robert Gregg 2004 Multigenerational Trust (the “Gregg Multigenerational Trust”) and Mr. Gregg resigned from the management board of RGGPLS, LLC. Following these transfers, the Gregg Revocable Trust and the Gregg Multigenerational Trust (collectively, the “Gregg Entities”) are no longer members of RGGPLS, LLC and therefore have no beneficial ownership or pecuniary interest in any shares held by RGGPLS, LLC. Through December 31, 2010, RGGPLS, LLC has an irrevocable right to vote up to 3,571,339 shares (or the number of shares held by the Gregg Entities following any permitted sales or transfers of Common Stock pursuant to the Settlement Agreement) while the shares are held by these trusts, except in limited circumstances. Furthermore, the Gregg Entities are prohibited from selling or transferring any shares prior to September 1, 2008 and beginning September 1, 2008, the Gregg Entities are prohibited from selling or transferring more than 250,000 shares in each successive six-month period, except in limited circumstances. Furthermore, through December 31, 2010, the Gregg Entities will have (i) tag along rights in certain instances in which RGGPLS, LLC or its members, managers or affiliates other than NationsHealth (collectively, “RGGPLS Group”) sells or transfers any shares to a third party, and (ii) certain piggyback registration rights if we register for resale any RGGPLS Group shares in a public offering.
     Lewis P. Stone, a director and our Executive Vice President of Corporate Development, is the son-in-law of Michael Tabris, a director. Ken Tabris, our Vice President of Distribution, is the son of Michael Tabris and the brother-in-law of Mr. Stone. During 2006 and 2007, Ken Tabris earned a base salary of $111,250 and $125,000, respectively, and in 2006, Ken Tabris earned a bonus of $37,500, which was paid in April 2007.

Executive Officers of the Registrant
     The following contains certain information as of May 23, 2008 about the current executive officers of NationsHealth:

Name	Age	Position
Glenn M. Parker, M.D.	44	Director and Chief Executive Officer
Timothy Fairbanks	34	Director and Chief Operating Officer
Lewis P. Stone	47	Director and Executive Vice President of Corporate Development
Rodney Carson	49	Executive Vice President of Operations
Bryan Happ	39	Executive Vice President and Chief Financial Officer
Joshua B. Weingard	35	Executive Vice President, Chief Legal Officer and Secretary
Glenn M. Parker, M.D. has served as our Chief Executive Officer since August 31, 2004. Prior to that date, Dr. Parker was the Chief Executive Officer and a preferred member representative of NationsHealth Holdings, LLC since its formation. In July 2001, Dr. Parker founded United States Pharmaceutical Group, L.L.C. with Robert Gregg and Lewis P. Stone. In October 1998, Dr. Parker founded ParkStone Medical Info Systems, Inc., a healthcare technology company, with Mr. Stone, where he served as Chief Executive Officer until June 2000. From September 1996 to October 1998, Dr. Parker practiced as a physician at Sussman, Staller and Parker. Dr. Parker is licensed as a medical doctor by the Florida Department of Health. Dr. Parker received a B.S. from the University of Florida in 1986 and an M.D. from the New York Medical College in 1993.
Timothy Fairbanks has served as our Chief Operating Officer since May 15, 2008 and served as our Executive Vice President and Chief Financial Officer from August 31, 2004 to May 14, 2008. Prior to that date, Mr. Fairbanks served as the Chief Financial Officer of NationsHealth Holdings, LLC since May 2004 and has been the head of finance at NationsHealth since November 2002. From 1999 to 2001, Mr. Fairbanks was Vice President in the finance department of PrintSource U.S.A., a commercial printing consolidation company. From 1996 to 1999, Mr. Fairbanks was responsible for various financial aspects of Republic Industries/Republic Services Group. Mr. Fairbanks received a B.S. in Finance from Florida Atlantic University in 1996.
Lewis P. Stone has served as our Executive Vice President of Corporate Development since May 29, 2008 and served as our President and Chief Information Officer from August 31, 2004 to May 29, 2008. Prior to that date, Mr. Stone served as the Chief Information Officer and a preferred member representative of NationsHealth Holdings, LLC. In July 2001, Mr. Stone founded United States Pharmaceutical Group, L.L.C. with Dr. Parker and Robert Gregg. In October 1998, Mr. Stone founded ParkStone Medical Info Systems, Inc. with Dr. Parker, where he served as Chief Technology Officer until June 2001. From 1997 to 1998, Mr. Stone served as a software consultant at Maxim Group, Inc., a consultancy firm. In 1987, Mr. Stone co-founded BrownStone Solutions, an enterprise software company, where he served as President and software architect until 1996. BrownStone Solutions was acquired by Platinum Technology, Inc. in 1995. Between 1982 and 1986, Mr. Stone was a consultant in Andersen Consulting’s Advanced Systems Group. Mr. Stone received a B.S. in Computer and Systems Engineering from Rensselaer Polytechnic Institute in 1982. Mr. Stone is the son-in-law of Michael Tabris.
Rodney Carson has served as our Executive Vice President of Operations since November 2006. Mr. Carson served as the Company’s Senior Vice President of Pharmacy Products and Insurance Services from May 2006 to November 2006 and as its Senior Vice President of Operations at from September 2005 to April 2006. In addition to founding and running his own corporate advisory business prior to joining NationsHealth, Mr. Carson was formerly president of Liberty Medical Supply Pharmacy, the mail order prescription drug division of Liberty Medical Supply from February 2002 through March 2004. Mr. Carson has also served in a variety of corporate finance and advisory functions, including positions at First Union/Wachovia Securites, ABN Amro, and Banque Nationale de Paris. Mr. Carson has a B.S. in Accounting and an M.B.A. from Indiana University and was formerly a licensed C.P.A. and held NASD Series 7 and 63 licenses.
Bryan Happ has served as our Executive Vice President and Chief Financial Officer since May 15, 2008, and served as our Senior Vice President and Chief Accounting Officer from August 2005 to May 14, 2008. From January 1991 through July 2005, Mr. Happ held various positions in the Assurance and Advisory Business Services practice of Ernst & Young LLP, most recently as a Senior Manager. Mr. Happ holds a B.A. in Economics from Cornell University and a Master of Accounting from Northeastern University, and is a Certified Public Accountant.

     Joshua B. Weingard has served as our Executive Vice President, Chief Legal Officer and Secretary since December 2006. Mr. Weingard served as senior corporate and securities counsel at Andrx Corporation, a specialty pharmaceutical company, from February 2006 through December 2006 and as corporate and securities counsel of Andrx from May 2002 through February 2006. Prior to that, Mr. Weingard was an attorney in the corporate department of the Miami office of Broad and Cassel. Mr. Weingard holds a J.D., M.B.A. and B.S. in Finance from the University of Florida.
SUMMARY COMPENSATION TABLE
     The following table sets forth certain summary information concerning compensation paid or accrued by us to or on behalf of our Chief Executive Officer, Chief Financial Officer, and each of the next highest paid executive officers (determined as of December 31, 2007) whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2007, which are referred to herein as the named executive officers.

						Non-Equity
Name				Stock	Option	Incentive Plan	All Other
and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Dr. Glenn M. Parker	2007	$487,500	$—	$—	$108,988	$—	$55,757	$652,245
Chief Executive Officer	2006	$483,333	$—	$—	$114,831	$—	$66,120	$664,284

Timothy Fairbanks (1)	2007	$320,000	$—	$53,750	$—	$—	$39,758	$413,508
Chief Operating Officer and Former Chief Financial Officer	2006	$279,936	$—	$342,122	$17,758	$75,000	$33,461	$748,277

Lewis P. Stone (1)	2007	$475,000	$—	$—	$108,988	$—	$39,712	$623,700
Executive Vice President of Corporate Development and Former President and Chief Information Officer	2006	$466,667	$—	$—	$114,831	$—	$50,771	$632,269

Rodney Carson	2007	$275,000	$—	$26,231	$—	$—	$43,598	$344,829
Executive Vice President of Operations	2006	$226,423	$—	$1,680	$26,670	$68,750	$26,242	$349,765

Joshua Weingard (1)	2007	$225,000	$—	$26,063	$—	$—	$32,155	$283,218
Executive Vice President and Chief Legal Officer	2006	N/A	N/A	N/A	N/A	N/A	N/A	N/A

FOOTNOTES TO SUMMARY COMPENSATION TABLE

(1)	Mr. Fairbanks served as Chief Financial Officer during 2007 and through May 14, 2008, and on May 15, 2008 became Chief Operating Officer. Mr. Stone served as President and Chief Information Officer during 2007 and through May 29, 2008 and on May 29, 2008 became Executive Vice President of Corporate Development. Mr. Weingard’s employment with us commenced on December 26, 2006.

(2)	The amounts in the Stock Awards column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123 (revised) (“FAS 123(R)”), excluding the impact of estimated forfeitures related to service-based vesting conditions, and include amounts attributable to awards granted during and prior to fiscal 2007. Assumptions made in the calculation of these amounts are included in Note 14 to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the SEC on March 28, 2008. There were no forfeitures of restricted stock during 2007 for the named executive officers. Additional information regarding restricted stock awards is set forth in the Outstanding Equity Awards at Fiscal Year-End Table below.

(3)	The amounts in the Option Awards column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), excluding the impact of estimated forfeitures related to service-based vesting conditions, and include amounts attributable to awards granted during and prior to fiscal 2007. Assumptions made in the calculation of these amounts are included in Note 14 to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the SEC on March 28, 2008. In connection with his restricted common stock grant on November 15, 2006, Timothy Fairbanks forfeited 12,500 stock options with an exercise price of $6.87, granted on October 22, 2004. In connection with his restricted stock grant on November 15, 2006, Rodney Carson forfeited 15,000 options with an exercise price of $6.80, granted on September 11, 2005. In connection with the employment agreement between the Company and Mr. Carson, dated as of April 27, 2007, Mr. Carson forfeited all of the 80,000 stock options granted on May 22, 2006. Other than Mr. Carson, there were no forfeitures of stock options during 2007 for the named executive officers. Additional information regarding stock option awards, is set forth in the Outstanding Equity Awards at Fiscal Year-End Table below.

(4)	Awards of non-equity incentive plan compensation for 2006 were paid in April 2007.

(5)	Items included under “All Other Compensation” for each named executive officer are set forth in the table below:
ALL OTHER COMPENSATION TABLE

		Perquisites
		and Other					Severance
		Personal		Tax	Insurance		Payments /
		Benefits(a)		Reimbursements	Premiums		Accruals	Total
Name	Year	($)		($)	($)		($)	($)
Dr. Glenn M. Parker	2007	$25,602	(c)	$4,847	$25,308	(b)	$—	$55,757
	2006	$41,398		$4,414	$20,308		$—	$66,120

Timothy Fairbanks	2007	$9,603		$4,847	$25,308	(b)	$—	$39,758
	2006	$9,745		$4,414	$19,302		$—	$33,461

Lewis P. Stone	2007	$9,557		$4,847	$25,308	(b)	$—	$39,712
	2006	$26,049		$4,414	$20,308		$—	$50,771

Rodney Carson	2007	$18,763	(d)	$4,629	$20,206	(b)	$—	$43,598
	2006	$13,422		$3,518	$9,302		$—	$26,242

Joshua Weingard	2007	$2,000		$4,847	$25,308	(b)	$—	$32,155
	2006	N/A		N/A	N/A		N/A	N/A

(a)	The value of these perquisites and other personal benefits is calculated based on their incremental cost to the Company, which is determined based upon the actual cost of providing these perquisites and other personal benefits.

(b)	Represents reimbursement of life insurance premiums and Company-paid group medical and dental coverage for 2007.

(c)	Represents $1,694 for personal use of Company car service, $2,231 for personal cellular phone use, $12,038 for entertainment and meals, $9,039 in fees paid for legal services and $600 for credit card and airline membership fees.

(d)	Represents $17,500 for rental/temporary housing and $1,263 for entertainment and meals.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE — 2007
     The following table sets forth certain information regarding equity-based awards held by the named executive officers as of December 31, 2007.

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock That		Stock That
	Options	Options		Exercise	Option	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)(1)
Dr. Glenn M. Parker	98,062	32,688	(2)	$6.87	10/21/2010	—		—

Timothy Fairbanks	12,500	—		$6.87	10/21/2010	—		—
	—	—		—	—	75,000	(3)	$35,250

Lewis P. Stone	98,062	32,688	(2)	$6.87	10/21/2010	—		—

Rodney Carson	5,000	—		$6.80	9/10/2011	—		—
	—	—		—	—	18,750	(3)	$8,813
	—	—		—	—	50,000	(4)	$23,500

Joshua Weingard	—	—		—	—	56,250	(5)	$26,438

FOOTNOTES TO OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE — 2007

(1)	Based upon closing stock price of $0.47 on December 31, 2007.

(2)	Vesting 50.0% on April 22, 2008 and 50.0% on October 22, 2008.

(3)	Vesting 16.7% on May 15, 2008 and each six-month anniversary thereafter.

(4)	Vesting 25.0% on April 27, 2008, and 12.5% on each six-month anniversary thereafter.

(5)	Vesting 16.7% on June 26, 2008 and each six-month anniversary thereafter.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
     The following table sets forth certain information with respect to compensation that would become payable if the named executive officers had ceased employment under the various circumstances below. The amounts shown assume that such cessation of employment was effective as of December 31, 2007. The actual amounts to be paid to the other named executive officers can only be determined at the time of such executive’s separation from the Company.

			Employee’s Voluntary
		Termination	Termination for
		without Cause	Any Reason after a
Name	Benefit	or for Good Reason	Change in Control	Disability
Dr. Glenn M. Parker(1)(6)	Base Salary	$1,000,000	N/A	$1,000,000
	Medical Insurance	34,453		34,453
	Vesting of Stock Options	98,966		98,966

	Total	$1,133,419		$1,133,419

Timothy Fairbanks(2)	Base Salary	$720,000	$720,000	$720,000
	Medical Insurance	34,453	34,453	34,453
	Vesting of Restricted Stock	154,531	154,531	154,531

	Total	$908,984	$908,984	$908,984

Lewis P. Stone(3)(6)	Base Salary	$1,000,000	N/A	$1,000,000
	Medical Insurance	34,453		34,453
	Vesting of Stock Options	98,966		98,966

	Total	$1,133,419		$1,133,419

Rodney Carson(4)	Base Salary	$275,000	N/A	$275,000
	Medical Insurance	22,968		22,968
	Vesting of Restricted Stock	101,340		101,340

	Total	$399,308		$399,308

Joshua Weingard(5)	Base Salary	$225,000	$225,000	$225,000
	Medical Insurance	22,968	22,968	22,968
	Vesting of Restricted Stock	77,837	77,837	77,837

	Total	$325,805	$325,805	$325,805

FOOTNOTES TO POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

(1)	We have an employment contract with Dr. Parker, our Chief Executive Officer, dated as of March 9, 2004 (the “Parker Agreement”). The term of the Parker Agreement is five years and is extended at the end of the term on an annual basis unless terminated by either party. The Parker Agreement provides for a minimum annual base salary to be paid to Dr. Parker of $500,000, an annual bonus based upon achievement of Company established goals and the payment of additional incentive compensation based upon the satisfaction of one or more performance goals. If the Parker Agreement is terminated by us other than for cause or by Dr. Parker for good reason or by reason of his disability, then Dr. Parker is entitled to termination benefits. Dr. Parker’s termination benefits include a lump sum payment of an amount equal to his base salary for 24 months, medical insurance for Dr. Parker and his immediate family for the maximum period allowed under COBRA, and full vesting of any unvested stock options and restricted stock then held by him.

(2)	As of December 31, 2007, the potential payments upon termination or change of control for Mr. Fairbanks were governed by an employment agreement dated April 15, 2005 (the “Fairbanks Original Agreement”). Effective May 15, 2008, we entered into an amended and restated employment agreement with Mr. Fairbanks (the “Fairbanks Amended Agreement”). The term of the Fairbanks Original Agreement was three years and was to be extended at the end of the term on an annual basis unless terminated by either party. The Fairbanks Original Agreement provided for a minimum annual base salary to be paid to Mr. Fairbanks of $250,000, which was subsequently been increased to $360,000 by the Compensation Committee, an annual bonus based upon achievement of Company established goals and the payment of additional incentive compensation based upon the satisfaction of one or more performance goals. If the Fairbanks Original Agreement was terminated by us other than for cause or by Mr. Fairbanks for good reason or, after a change in control, for any reason or by reason of his disability, then Mr. Fairbanks was entitled to termination benefits. Mr. Fairbanks’ termination benefits included a lump-sum payment of an amount equal to his then-current base salary for 24 months, medical insurance for Mr. Fairbanks and his immediate family for the maximum period allowed under COBRA, and full vesting of any unvested stock options and restricted stock then held by him. During the term of the Fairbanks Original Agreement and for one year thereafter, Mr. Fairbanks agreed not to compete with, solicit business from the customers of, or solicit employees of, the Company and its affiliates. The Fairbanks Amended Agreement became effective May 15, 2008, and has a three-year term, which will be extended at the end of the term on an annual basis unless terminated by either party. In addition to the payments, benefits and restrictions described above which were provided in the Fairbanks Original Agreement and included in the table, the Fairbanks Amended Agreement additionally provides that following a change of control of NationsHealth and in the event that NationsHealth or the surviving entity and Mr. Fairbanks cannot agree on the terms of a new employment arrangement, Mr. Fairbanks shall receive an additional payment of $500,000 (the “Supplemental Change of Control Payment”). In the event that it is determined that Mr. Fairbanks’ termination benefits exceed the limit for deductible payments, Mr. Fairbanks would be entitled to receive an additional payment (“Gross-up Payment”) in an amount sufficient to reimburse Mr. Fairbanks for the difference between (i) and (ii) where: (i) is the amount equal to the excise tax imposed by Internal Revenue Code section 4999 and any interest or penalties with respect thereto (such excise tax, together with any interest penalties, collectively, “Excise Tax”) on the termination benefits, including the Supplemental Change of Control Payment, and (ii) is the amount equal to the Excise Tax on the termination benefits, excluding the Supplemental Change of Control Payment.

(3)	As of December 31, 2007, the potential payments upon termination or change of control for Mr. Stone were governed by an employment agreement dated as of March 9, 2004 (the “Original Stone Agreement”). Effective May 29, 2008, we entered into an amended and restated employment agreement with Mr. Stone (the “Stone Amended Agreement”). The term of the Original Stone Agreement was five years and was to be extended at the end of the term on an annual basis unless terminated by either party. The Original Stone Agreement provided for a minimum annual base salary to be paid to Mr. Stone of $500,000, an annual bonus based on achievement of goals established by us and the payment of additional incentive compensation based upon the satisfaction of one or more performance goals. If the Stone Agreement was terminated by us other than for cause or by Mr. Stone for good reason or by reason of his disability, then Mr. Stone was entitled to termination benefits. Mr. Stone’s termination benefits included a lump sum payment of an amount equal to his base salary for 24 months, medical insurance for Mr. Stone and his immediate family for the maximum period allowed under COBRA, and full vesting of any unvested stock options and restricted stock then held by him. On May 29, 2008, we entered into the (i) Stone Amended Agreement, and (ii) Settlement Agreement and General Release (the “Stone Settlement Agreement”). As a result of the reorganization of certain corporate functions and duties, circumstances existed to allow Mr. Stone to trigger a termination for good reason under the Original Stone Agreement from his role as President and Chief Information Officer of NationsHealth. Pursuant to the terms of the Stone Amended Agreement and the Stone Settlement Agreement, (i) Mr. Stone resigned as our President and Chief Information Officer effective May 29, 2008, (ii) Mr. Stone will receive his contractual right under the Original Stone Agreement to 24 months of base salary, representing $1,000,000 (the “Stone Severance Benefit”), in 20 equal payments in accordance with our normal payroll practices (semi-monthly) beginning on or about May 31, 2008 and ending March 15, 2009, (iii) effective May 29, 2008, Mr. Stone began serving as Executive Vice President of Corporate Development, and (iv) all of Mr. Stone’s outstanding unvested stock options which were granted prior to May 15, 2008 immediately vested. In the event we terminate Mr. Stone’s employment for other than cause, or Mr. Stone terminates his employment for good reason or because of his disability, we will pay, within 30 days of the date of termination, a lump-sum payment equivalent to the amount of any unpaid balance of the Stone Severance Benefits. The Stone Amended Agreement provides for a minimum annual base salary to be paid to Mr. Stone of $200,000 beginning with the pay period ending May 31, 2008, and bonuses and equity awards at the discretion of the Company. Pursuant to the Stone Amended Agreement, if the Stone Amended Agreement is terminated by us other than for cause or by Mr. Stone for good reason or by reason of his disability, Mr. Stone’s termination benefits include payment of his then-current base salary for three months, medical insurance for Mr. Stone and his immediate family for the maximum period allowed under COBRA, and full vesting of any unvested stock options and restricted stock then held by him. Furthermore, in connection with the Stone Settlement Agreement, Mr. Stone agreed that for 18 months from May 29, 2008, he will not compete with, solicit business from the customers of, or solicit employees of, NationsHealth or its affiliates.

(4)	We have an employment contract with Mr. Carson, our Executive Vice President of Operations, dated as of April 27, 2007 (the “Carson Agreement”). The term of the Carson Agreement is three years and will be extended at the end of the term on an annual basis unless terminated by either party. The Carson Agreement provides for a minimum annual base salary to be paid to Mr. Carson of $275,000, an annual bonus based upon achievement of goals established by us and the payment of additional incentive compensation based upon the satisfaction of one or more performance goals. If the Carson Agreement is terminated by us other than for cause or by Mr. Carson for good reason or by reason of his disability, then Mr. Carson is entitled to termination benefits. Mr. Carson’s termination benefits include payment of his then-current base salary for 12 months (in accordance with our normal payroll cycle), medical insurance for Mr. Carson and his immediate family for 12 months, and full vesting of any unvested stock options or restricted stock then held by him. Under the Carson Agreement, upon a change in control, we will fully vest 50% of any unvested restricted stock then held by him which had been issued on or prior to April 27, 2007 (the “Carson Outstanding Restricted Stock”) and will fully vest any unvested stock options then held by him. Nine months after the change of control, we will fully vest the remaining Carson Outstanding Restricted Stock, provided that Mr. Carson is then employed by us. If, during such nine month period, the Carson Agreement is terminated by us other than for cause or by Mr. Carson for good reason, then we will fully vest the remaining Carson Outstanding Restricted Stock. During the term of the Carson Agreement and for one year thereafter, Mr. Carson has agreed not to compete with, solicit business from the customers of, or solicit employees of, the Company and its affiliates.

(5)	We have an employment contract with Mr. Weingard, our Executive Vice President, Chief Legal Officer and Secretary, dated as of December 26, 2006 (the “Weingard Agreement”). The term of the Weingard Agreement is three years and will be extended at the end of the term on an annual basis unless terminated by either party. The Weingard Agreement provides for a minimum annual base salary to be paid to Mr. Weingard of $225,000, an annual bonus based upon achievement of goals established by us and the payment of additional incentive compensation based upon the satisfaction of one or more performance goals. If the Weingard Agreement is terminated by us other than for cause or by Mr. Weingard for good reason or, after a change of control, for any reason or by reason of his disability, then Mr. Weingard is entitled to termination benefits. Mr. Weingard’s termination benefits include payment of his then-current base salary for 12 months (in accordance with our normal payroll cycle), medical insurance for Mr. Weingard and his immediate family for 12 months, and full vesting of any unvested stock options or restricted stock (except as noted below for his restricted stock following a change of control) then held by him. Under the Weingard Agreement, upon a change in control, we will fully vest 50% of any unvested restricted stock then held by him which had been issued on or prior to December 26, 2006 (the “Weingard Outstanding Restricted Stock”) and will fully vest any unvested stock options then held by him. Nine months after the change of control, we will fully vest the remaining Weingard Outstanding Restricted Stock, provided that Mr. Weingard is then employed by us. If, during such nine month period, the Weingard Agreement is terminated by us other than for cause or by Mr. Weingard for good reason, then we will fully vest the remaining Weingard Outstanding Restricted Stock. During the term of the Weingard Agreement and for one year thereafter, Mr. Weingard has agreed not to compete with, solicit business from the customers of, or solicit employees of, the Company and its affiliates.

(6)	The Parker Agreement, Original Stone Agreement and Stone Amended Agreement also provide that if we or the executive terminates employment in any of several specified events, that the executive has the right to cause us to repurchase a number of shares of the our Common Stock owned by the executive with a value of up to $3,000,000 based on then current market prices. Alternatively, we may elect to sell these shares of Common Stock to third parties or to register the resale of these shares. If such a sale or registration results in proceeds less than the amount the executive is to receive related to his right to sell, then we are required to pay to the executive the difference between the requested dollar amount and the proceeds of the sale.
Director Compensation
     Director Fees. Our independent directors receive compensation for their services as directors in the form of an annual retainer of $25,000, payable in quarterly installments, a fee of $1,500 for each Board meeting attended ($750 for attendance by conference call), and a fee of $1,500 for each committee meeting attended ($750 for attendance by conference call), plus reimbursement for travel expenses. We pay the chairman of the Audit Committee of the Board an additional $15,000 per year to serve and the chairman of the Compensation Committee an additional $10,000 per year to serve. We pay other Audit Committee Members an additional $7,500 annually to serve and other Compensation Committee Members an additional $5,000 annually to serve. Our directors who are not deemed to be independent and are not employees of NationsHealth receive compensation for their services as directors in the form of an annual retainer of $7,500, payable in quarterly installments, and a fee of $1,000 for each Board meeting attended ($500 for attendance by conference call), plus reimbursement for travel expenses. Directors may earn supplemental fees related to additional committee work. Through August 2007, our Chairman of the Board received an annual retainer of $250,000 payable bi-monthly, which was reduced to $100,000 in September 2007, and is eligible for bonuses. During 2007, the Compensation Committee did not award our Chairman a bonus. Directors who are also our employees receive no additional compensation for serving as directors.
     Equity Awards. On April 10, 2007, each non-employee director, other than Mr. Spector, received a grant of 5,000 shares of fully vested restricted stock. No stock options were awarded to the directors in 2007. On May 15, 2008, the following directors received a stock option grant with an exercise price equal to our last quoted price on the OTCBB on May 15, 2008 of $0.30 per share and which vests 25% on May 15, 2009 and 12.5% every six months thereafter: Arthur Spector — 12,500 options, Elliot Hahn — 12,500 options, Rick Howard — 12,500 options, George Raymond — 12,600 options, Don Rice — 12,750 options.
DIRECTOR COMPENSATION TABLE
          The following table sets forth certain information regarding the compensation paid to our non-employee directors for their service during the fiscal year ended December 31, 2007.

	Fees Earned or		Restricted
	Paid in Cash	Option Awards(1)	Stock Awards(2)	Total
Name	($)	($)	($)	($)
Arthur Spector, Chairman	$190,445	$54,494	—	$244,939

Elliot F. Hahn, Ph.D.	$51,750	$37,984	$7,650	$97,384

George F. Raymond	$58,000	$37,285	$7,650	$102,935

Richard R. Howard	$88,750	$38,502	$7,650	$134,902

Don K. Rice	$92,250	$36,496	$7,650	$136,396

Michael D. Tabris	$16,500	—	$7,650	$24,150

Gary D. Small, D.P.M.	$14,500	—	$7,650	$22,150

Raymond N. Steinman	$15,500	—	$7,650	$23,150

Mark H. Rachesky, M.D.	$13,500	—	$7,650	$21,150

FOOTNOTES TO THE DIRECTOR COMPENSATION TABLE

(1)	The amounts in the Option Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), excluding the impact of estimated forfeitures related to service-based vesting conditions, and include amounts attributable to awards granted during and prior to 2007. Assumptions made in the calculation of these amounts are included in Note 14 to our audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the SEC on March 28, 2008. There were no forfeitures during 2007. The aggregate number of vested stock options held by each non-employee director as of December 31, 2007 (which, accordingly, does not include the stock options granted on May 15, 2008 or described above) is as follows:

Stock Options
Outstanding
Name	As of 12/31/07
Arthur Spector, Chairman	57,203
Elliot F. Hahn, Ph. D.	39,375
George F. Raymond	38,250
Richard R. Howard	39,000
Don K. Rice	36,375
Michael D. Tabris	5,000
Gary D. Small, D.P.M.	5,000
Raymond N. Steinman	5,000
Mark H. Rachesky, M.D.	—

(2)	Each of the non-employee directors, other than Arthur Spector, received a grant of 5,000 shares of fully-vested restricted stock on April 10, 2007. The amounts in the Restricted Stock Awards column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R). These amounts reflect the value of the common shares granted on the date of the award. As of December 31, 2007, there were no unvested shares of restricted stock held by the non-employee directors.

Information Concerning Our Auditors
General
     The Audit Committee of the Board of the Company appointed Ernst & Young LLP as the independent registered public accounting firm for the Company for the year ended December 31, 2007. The Company has been advised by Ernst & Young LLP that neither the firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between an independent registered public accounting firm and a client. Ernst & Young LLP will have representatives at the 2008 Annual Meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions. The Audit Committee has approved the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2008.
Independent Auditor Fees
     The following table shows the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP for fiscal years 2007 and 2006:

	Year Ended
	December 31,
	2007	2006
Audit fees (1)	$372,000	$331,000
Audit related fees (2)	40,000	9,000
Tax fees (3)	—	—
All other fees (4)	1,500	1,500

Total fees	$413,500	$341,500

(1)	Audit Fees. Includes fees billed for professional services rendered by Ernst & Young LLP for the audit of NationsHealth’s annual consolidated financial statements included in our Annual Report on Form 10-K and the review of the quarterly consolidated financial statements included in each of our Forms 10-Q.

(2)	Audit-Related Fees. Audit-related fees consist primarily of fees for assistance provided to us with SEC comment letters.

(3)	Tax Fees. There were no tax fees in 2007 and 2006.

(4)	All Other Fees. Other fees pertain to subscription fees paid to Ernst & Young LLP for access to their online accounting research library.

Pre-Approval of Services
     Our Audit Committee has adopted procedures requiring its pre-approval of all services performed by the independent auditor in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a maximum cost for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent auditor to any member of management.
     The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid and other related factors are consistent with the independent auditor’s independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent auditor would be functioning in the role of management or in an advocacy role, whether the independent auditor’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent auditor’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent auditor in the period, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.
     All of the audit and non-audit services rendered by Ernst & Young LLP with respect to the 2007 and 2006 fiscal years were pre-approved by the Audit Committee in accordance with this policy.
Report of the Audit Committee
     The members of the Audit Committee are Don K. Rice, Richard R. Howard and George F. Raymond, who serves as Chairman. During 2007, the Audit Committee held five meetings. In the course of its oversight of NationsHealth’s financial reporting process, the Audit Committee of the Board has:
•	reviewed and discussed with management and Ernst & Young LLP, NationsHealth’s independent auditor for the 2007 fiscal year, NationsHealth’s audited financial statements for the year ended December 31, 2007;

•	discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•	received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed the independence of Ernst & Young LLP with Ernst & Young LLP;

•	reviewed with management and Ernst & Young LLP NationsHealth’s critical accounting policies;

•	discussed with management the quality and adequacy of NationsHealth’s internal controls;

•	discussed with Ernst & Young LLP any relationships that may impact its objectivity and independence; and

•	considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

     Based on the foregoing review and discussions, the Audit Committee recommended to the Board that NationsHealth’s audited financial statements be included in NationsHealth’s Annual Report on Form 10-K for the year ended December 31, 2007.
By the Audit Committee,
George F. Raymond, Chairman
Don K. Rice
Richard R. Howard

Share Ownership
     The following table lists certain information, as of the Record Date, regarding the beneficial ownership of our outstanding Common Stock by (1) the persons known to us to beneficially own greater than 5% of each class of our voting securities, (2) each of the named executive officers as of the Record Date, and (3) each of our directors as of the Record Date, and (4) our directors and executive officers, as of the Record Date, as a group. Beneficial ownership is determined in accordance with the rules of the SEC as further described in the footnotes. Except as otherwise noted, (1) the persons or entities named have sole voting and investment power with respect to all shares shown as beneficially owned by them and (2) the address of each person listed in the following table (unless otherwise noted) is c/o NationsHealth, Inc., 13630 NW 8th Street, Suite 210, Sunrise, FL 33325.

	Number of Shares
Name and Address of	Beneficially Owned
Beneficial Owner	Shares(1)(2)		Percent
Lewis P. Stone (3)	16,904,216	(4)	57.84%

Glenn M. Parker, M.D. (3)	16,896,342	(5)	57.81%

RGGPLS, LLC (and certain related persons) (3) 13630 N.W. 8th Street, Suite 210 Sunrise, FL 33325	16,781,936	(6)	57.65%

Mark H. Rachesky, M.D. (and certain related persons) (7) 40 West 57th Street, 24th Floor New York, NY 10019	5,805,900	(8)	18.49%

GRH Holdings, L.L.C. (and certain related persons) (9) 6701 Nob Hill Road Tamarac, FL 33321	4,254,953	(8)	14.62%

Robert Gregg (and certain related persons) (10)	3,583,459	(10)	12.31%

Connecticut General Life Insurance Company 900 Cottage Grove Road, Suite S 155 Hartford, CT 06152	3,239,480	(11)	10.11%

Arthur Spector	419,828	(12)	1.44%

Timothy Fairbanks	304,060	(13)	1.04%

Rodney Carson	258,299	(14)	*

Don K. Rice	61,375	(15)	*

George F. Raymond	43,950	(16)	*

Elliot F. Hahn, Ph.D.	44,375	(17)	*

Richard R. Howard	44,000	(18)	*

Gary D. Small, D.P.M.	10,000	(19)	*

Michael D. Tabris	10,000	(19)	*

Raymond N. Steinman	10,000	(19)	*

Joshua Weingard	75,000	(20)	*

Bryan Happ	77,570	(21)	*
All executive officers and directors, as of the Record Date, as a group (15 persons)	24,111,789	(22)	75.62%

*	Less than 1%.

(1)	Except as otherwise set forth herein, we believe that all persons referenced in the table have sole voting and investment power with respect to all shares of Common Stock reflected as beneficially owned by such persons.

(2)	Applicable percentage of ownership as of May 23, 2008 is based upon 29,110,722 shares of Common Stock outstanding as of that date, excluding 298,041 treasury shares. Beneficial ownership is determined in accordance with the rules and regulations of the SEC, and includes voting and investment power with respect to shares. Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of May 23, 2008 are referred to as “presently exercisable stock options” or “presently exercisable warrants.” Presently exercisable stock options are deemed outstanding for purposes of computing the percentage of ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)	Based on the Schedule 13D/A filed by RGGPLS, LLC with the SEC on May 8, 2008. The shareholders of RGGPLS, LLC, who are deemed to share voting and dispositive power over our Common Stock owned by RGGPLS, LLC are Lewis P. Stone, Glenn M. Parker, M.D., the Glenn M. Parker 2004 Multigenerational Trust and the Lewis P. Stone 2004 Multigenerational Trust.

(4)	Consists of the securities included in Note (6) below, as well as, 7,874 shares of Common Stock held directly and presently exercisable options to purchase 114,406 shares of Common Stock.

(5)	Consists of the securities included in Note (6) below and presently exercisable options to purchase 114,406 shares of Common Stock.

(6)	Consists of (i) 6,568,678 shares of Common Stock held by RGGPLS, LLC (ii) 696,247 shares of Common Stock held by RGGPLS, LLC as trustee of the RGGPLS Holding Bonus Plan and Trust, (iii) 2,809,958 shares of Common Stock issued to GRH Holdings, L.L.C., a Florida limited liability company (“GRH”) which are subject to a Stockholders Agreement dated as of March 9, 2004, and amended as of June 2, 2004, by and among us, RGGPLS, LLC and GRH pursuant to which GRH must vote certain of its shares of Common Stock as directed by RGGPLS, LLC, (iv) 1,785,714 shares of Common Stock issued to MHR Capital Partners LP, a Delaware limited partnership (“MHR”) and OTQ LLC, a Delaware limited liability company (“OTQ”) which are subject to a Stockholders Agreement dated as of February 28, 2005, by and among us, RGGPLS, LLC, GRH, MHR and OTQ pursuant to which MHR and OTQ must vote certain of their shares of Common Stock as directed by RGGPLS, LLC, (v) 823,135 shares of Common Stock held by the Robert Gregg Revocable Trust dated December 18, 2000 and 2,748,204 shares of Common Stock held by the Robert Gregg 2004 Multigenerational Trust and which through December 31, 2010, RGGPLS, LLC has an irrevocable right to vote these 3,571,339 shares while the shares are held by these trusts, except in limited circumstances, and (vi) 1,350,000 shares of Common Stock held by Glenn M. Parker, M.D. which are subject to a voting rights agreement dated as of December 5, 2005, pursuant to which Dr. Parker must vote these shares of Common Stock as directed by RGGPLS, LLC.

(7)	Based on the Schedule 13D filed by Dr. Mark H. Rachesky and related entities with the SEC on February 26, 2008, Dr. Rachesky exercises voting and/or investment control over the portfolio securities of MHR, OTQ and MHR Capital Partners (100) LP, a Delaware limited partnership (“Capital Partners”).

(8)	Includes (i) 2,046,096 shares of Common Stock held for the account of MHR, (ii) 1,151,129 shares of Common Stock that can be obtained by MHR pursuant to the presently convertible MHR Notes held for the account of MHR, (iii) 273,285 shares of Common Stock held for the account of Capital Partners, (iv) 153,750 shares of Common Stock that can be obtained by Capital Partners pursuant to the presently convertible MHR Notes held for the account of Capital Partners, (v) 1,020,833 shares of Common Stock held for the account of OTQ, (vi) 981,707 shares of Common Stock that can be obtained by OTQ pursuant to the presently convertible MHR Notes held for the account of OTQ and (vii) 179,100 shares of Common Stock held for certain personal, trusts, retirement and charitable foundation accounts established by Dr. Rachesky.

(9)	Based on the Form 4 filed by GRH and certain related entities with the SEC on February 14, 2008, the managing member of GRH is Viaura Holdings, Ltd., a Florida limited partnership (“Viaura Holdings”). The general partner of Viaura Holdings is Viaura, Inc., a Florida corporation (“Viaura”). The sole directors and holders of a majority of the issued and outstanding shares of Viaura are Michael and Robin Gusky.

(10)	Based on the Schedule 13D/A filed by RGGPLS, LLC filed with the SEC on May 8, 2008, on behalf of Robert Gregg, the Robert Gregg 2004 Multigenerational Trust and the Robert Gregg Revocable Trust dated December 18, 2000. Consists of (i) 823,135 shares of Common Stock held by the Gregg Revocable Trust, (ii) 2,748,204 shares of Common Stock held by the Gregg Multigenerational Trust, and 12,120 held directly. Through December 31, 2010, RGGPLS, LLC has an irrevocable right to vote 3,571,339 shares held by the Gregg Revocable Trust and the Gregg Multigenerational Trust while the shares are held by these trusts, except in limited circumstances.

(11)	Consists of 303,030 shares of Common Stock held directly and presently exercisable warrants to purchase 2,936,450 shares of Common Stock.

(12)	Consists of 362,625 shares of Common Stock and presently exercisable options to purchase 57,203 shares of Common Stock.

(13)	Consists of (i) 157,870 shares of unrestricted Common Stock held directly, (ii) 71,190 shares of Common Stock held by the RGGPLS Holding Bonus Plan and Trust of which Mr. Fairbanks is the beneficiary, (iii) 62,500 shares of restricted common stock vesting 20% on November 15, 2008 and every six months thereafter and (iv) presently exercisable options to purchase 12,500 shares of Common Stock.

(14)	Consists of (i) 200,174 shares of Common Stock, (ii) 15,625 shares of restricted common stock vesting 20% on November 15, 2008 and every six months thereafter, (iii) 37,500 shares of restricted common stock vesting 16.67% on October 27, 2008 and every six months thereafter and (iv) presently exercisable options to purchase 5,000 shares of Common Stock.

(15)	Consists of (i) presently exercisable options to purchase 36,375 shares of Common Stock and (ii) 25,000 shares of Common Stock.

(16)	Consists of (i) presently exercisable options to purchase 38,250 shares of Common Stock and (ii) 5,700 shares of Common Stock.

(17)	Consists of (i) presently exercisable options to purchase 39,375 shares of Common Stock and (ii) 5,000 shares of Common Stock.

(18)	Consists of (i) presently exercisable options to purchase 39,000 shares of Common Stock and (ii) 5,000 shares of Common Stock.

(19)	Consists of (i) presently exercisable options to purchase 5,000 shares of Common Stock and (ii) 5,000 shares of Common Stock.

(20)	Consists of (i) 18,750 shares of Common Stock and (ii) 56,250 shares of restricted common stock vesting 16.67% on June 26, 2008 and every six months thereafter.

(21)	Consists of (i) 24,204 shares of Common Stock, (ii) 21,875 shares of restricted common stock vesting 20% on November 15, 2008 and every six months thereafter, (iii) 12,741 shares of restricted common stock vesting 25% on June 9, 2008 and every six months thereafter and (iv) presently exercisable options to purchase 18,750 shares of Common Stock.

(22)	Includes 2,286,586 shares of Common Stock convertible pursuant to the presently convertible MHR Notes and presently exercisable options to purchase 490,265 shares of Common Stock.
     Stockholder Recommendations for Director Nominations
     Any stockholder wishing to recommend a director candidate for consideration by the Board in the future should provide the following information to the Board, NationsHealth, Inc., 13630 NW 8th Street, Suite 210, Sunrise, FL 33325: (a) a brief statement outlining the reasons the nominee would be an effective director for NationsHealth; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period, (iii) the number of shares of the Company’s Common Stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with NationsHealth; and (c) (i) the stockholder’s name and record address and the name and address of the beneficial owner of NationsHealth shares, if any, on whose behalf the proposal is made and (ii) the number of shares of the Company’s Common Stock that the stockholder and any such other beneficial owner beneficially own. The Board may seek further information from or about the stockholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such other beneficial owner.
     Deadline for Stockholder Proposals and Director Nominations for the 2009 Annual Meeting of Stockholders
     In order for a stockholder proposal to be considered for inclusion in NationsHealth proxy materials for the 2009 Annual Meeting of Stockholders, it must be received by the Company at 13650 NW 8th Street, Suite 210, Sunrise, FL 33325 (or such other address as is listed as NationsHealth’s primary executive offices in its periodic reports under the Exchange Act) no later than January 29, 2009.
     In addition, pursuant to the advance notice provisions of NationsHealth’s Bylaws, a stockholder who wishes to bring business before or propose director nominations at an annual meeting is required to give advance written notice to NationsHealth’s Secretary no earlier than February 26, 2009 and no later than March 28, 2009.

     Householding of Annual Meeting Materials
     Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 13630 N.W. 8th Street, Suite 210, Sunrise, FL 33325, Attn: Investor Relations, telephone: (954) 903-5000. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.
     Expenses of Solicitation
     We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of Common Stock, if any. In addition to the use of mails, proxies may be solicited by officers and any of our regular employees (who will receive no additional compensation therefore) in person or by telephone, facsimile and e-mail.

(Front of Proxy Card)
NATIONSHEALTH, INC.
2008 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of NationsHealth, Inc. hereby appoints Lewis Stone or Joshua Weingard to cast all votes which the undersigned stockholder is entitled to cast at the annual meeting of stockholders (the “2008 Annual Meeting”) to be held at 9:00 a.m., local time, on Thursday, June 26, 2008, at 13630 N.W. 8th Street, Suite 210, Sunrise, Florida, 33325, and at any adjournments of the meeting, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.
     This proxy will be voted as directed by the undersigned stockholder. Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and in accordance with the determination of a majority of the Board of Directors as to any other matters. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Secretary, or by attending the 2008 Annual Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2008 Annual Meeting.
     If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.
(CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)

(Back of Proxy Card)
2008 ANNUAL MEETING OF STOCKHOLDERS
NATIONSHEALTH, INC.
June 26, 2008
☒	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1.	To elect four directors to serve for three-year terms (Class I).

FOR all nominees listed ☐	WITHHOLD AUTHORITY to vote for all nominees listed ☐	NOMINEES Gary D. Small, D.P.M. Michael D. Tabris Raymond N. Steinman Mark H. Rachesky, M.D.
FOR, EXCEPT WITHHOLD AUTHORITY to vote for the following nominees only:
(write the name of the nominee(s) in the space below),

SIGNATURE(S) OF STOCKHOLDER(S) OR AUTHORIZED REPRESENTATIVE(S)
NOTE:
Please date and sign exactly as your name(s) appear(s) hereon. Each executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.

Signature(s) of Stockholder(s) or Authorized Representative(s)	Date